Exhibit g(2)

                          Landmark International Funds
                               6 St. James Avenue
                          Boston, Massachusetts 02116

                               November 14, 1997


State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

        Re: Landmark International Funds - Custodian Contract

Ladies and Gentlemen:

     Pursuant to Section 17 of the Custodian Contract dated as of September 1, 1997 (the "Contract"), between Landmark International Funds (the "Trust") and State Street Bank and Trust Company (the "Custodian"), we hereby request that CitiFunds International Growth & Income Portfolio (the "Fund") be added to the list of series of the Trust to which the Custodian renders services as custodian under the terms of the Contract.

     Please sign below to evidence your agreement to render such services as custodian on behalf of the Fund and to add the Fund as a beneficiary under the Contract.

                            LANDMARK INTERNATIONAL FUNDS


                            By: Philip Coolidge

                            Title: President


Agreed:

STATE STREET BANK AND TRUST COMPANY


By: Ronald Logue

Title:_________________________